UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 29, 2012

VHGI HOLDINGS, INC.
(Exact name of Company as specified in its charter)
Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Main Street, Suite 3100, Fort Worth, Texas	75032
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code:	(859) 266-9772

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 29, 2011, VHGI Holdings, Inc., a Delaware corporation (the “Company”) filed a Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, designating 6,000 shares of Series C Preferred Stock, par value $.001 per share (the “Series C Preferred Shares”). The Series C Preferred Shares rank pari passu with shares of Common Stock, with respect to dividends and payments upon liquidation, dissolution, and winding up of the Company.

Subject to certain adjustments set forth in the Certificate of Designations, each of the Series C Preferred Shares shall automatically convert into 1,000 shares of Common Stock upon a “Conversion Triggering Event.” As defined in the Certificate of Designations, a “Conversion Triggering Event” will be deemed to have occurred upon the effectiveness of an amendment to the Company's Certificate of Incorporation that increases the number of authorized shares of Common Stock to an amount that would permit the conversion of all Series C Preferred Shares into shares of Common Stock. Until the occurrence of a Conversion Triggering Event, holders of the Series C Preferred Shares are entitled vote such shares on an as-converted basis.

The foregoing description of the Series C Preferred Shares is qualified in its entirety by reference to the Certificate of Designations, filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
4.1	Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI HOLDINGS, INC.
(Company)

Date	April 4, 2012
By:		/s/ Douglas P. Martin
Name:		Douglas P. Martin
Title:		Chief Executive Officer